Exhibit 99.2

BOARD OF DIRECTORS DECLARES QURTERLY DIVIDEND

Company Raises Second Quarter Fiscal 2013 Earnings Per Share Range to $0.85 to $0.90
Donald C. Berg of Brown-Forman Elected to Meredith Board of Directors

DES MOINES, Iowa, Nov. 8, 2012 -- DES MOINES, Iowa, -- The Meredith Corporation (NYSE:MDP) (www.meredith.com) Board of Directors yesterday declared a regular quarterly dividend of $0.3825 per share, or $1.53 on an annual basis. The dividend will be payable on Dec. 14, 2012, to shareholders of record on November 30, 2012.

Meredith has a strong history of returning cash to shareholders, paying a dividend for 65 consecutive years, and increasing it 19 straight years. Meredith's calendar 2012 dividend of $1.53 represents a 33 percent increase over the prior year. Over the last 10 years, Meredith has grown its dividend at an average annualized rate of 16 percent.

Meredith Raises Second Quarter Fiscal 2013 Estimate

Meredith also announced today that it now expects second quarter fiscal 2013 earnings per share to range from $0.85 to $0.90 based on stronger than anticipated political advertising at Meredith's Local Media Group. Previously, Meredith expected second quarter earnings per share of $0.80 to $0.85. The rest of Meredith's businesses are performing as expected for the second quarter of fiscal 2013.

Meredith continues to expect full fiscal 2013 earnings per share to range from $2.60 to $2.95. The Company has very limited visibility into calendar 2013 advertising budgets and the advertising marketplace remains volatile.

A number of uncertainties remain that may affect Meredith's outlook as stated in this press release for the second quarter and full year fiscal 2013. These and other uncertainties are referenced below under "Safe Harbor" and in certain filings with the U.S. Securities and Exchange Commission.

Donald C. Berg Elected to Meredith Board of Directors

At yesterday's Annual Shareholders Meeting, James R. Craigie, Frederick B. Henry, and Joel W. Johnson were reelected to the Board by Meredith shareholders, each for three-year terms expiring in 2015. Donald C. Berg, Executive Vice President and Chief Financial Officer of Brown-Forman Corporation, was elected for a two-year term expiring in 2014.

"I am proud to reaffirm Meredith's commitment to our Total Shareholder Return strategy and returning cash to shareholders as demonstrated by our ongoing strong dividend program," said Meredith Chairman and CEO Stephen M. Lacy. "We are also very pleased with the continued excellent performance of our Local Media Group. Finally, I congratulate my fellow directors on their reelection, and thank them for their service on behalf of our shareholders. I'd also like to welcome Don Berg to the Board. We look forward to his contributions."

ABOUT MEREDITH CORPORATION
Meredith Corporation (NYSE:MDP; www.meredith.com) is the leading media and marketing company serving American women. Meredith features multiple well-known national brands – including Better Homes and Gardens, Parents, Family Circle, Allrecipes.com, Fitness, American Baby and EveryDay with Rachael Ray – along with local television brands in fast-growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, food, health and wellness and self-development. Meredith uses multiple distribution platforms – including print, television, digital, mobile, tablets, and video – to give consumers content they desire and to deliver the messages of its advertising and marketing partners.

Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. Meredith Xcelerated Marketing has significantly added to its capabilities through the acquisition of cutting-edge companies in digital, mobile, social, healthcare, database, and international marketing.

A hallmark of Meredith's business model and financial profile is its ability to consistently generate substantial free cash flow by leveraging the strength of its multi-platform portfolio. Meredith is committed to increasing Total Shareholder Return through dividend payments, share repurchases and strategic business investments.

SAFE HARBOR
This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company and its operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding advertising revenues, along with the Company's revenue and earnings per share outlook for the second quarter and full year fiscal 2013.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; increases in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Vice President/Corporate Communications
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@Meredith.com	E-mail: Art.Slusark@Meredith.com